AMERICAN GENERAL LIFE INSURANCE COMPANY

GUARANTEED LIFETIME INCOME RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider becomes a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Subject to the terms and conditions set forth herein, this Guaranteed Lifetime Income Rider will provide for guaranteed payments over the lifetime(s) of the Covered Person(s). You may take Lifetime Income as prescribed by this Rider while this Rider is in effect.

Capitalized terms in this Rider have the meanings as defined herein. Capitalized terms that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

The purpose of this Rider is to provide an annual income to the Owner. This Rider will terminate upon: 1) Assignment, or 2) A change in ownership of the Contract, unless the new assignee or Owner meets the qualifications specified under the Changes Permitted on Activation Date and Life Change Events And Impact To Lifetime Income provisions of this Rider, or 3) Any other reason referenced below in the Termination of This Guaranteed Lifetime Income Rider provision of this Rider.

TABLE OF CONTENTS

SECTIONS	PAGE(S)

Rider Data Page	[2]

Rider Definitions	[4]

Rider Provisions	[6]

ICC21-AGE-8100 (9/21)	1

RIDER DATA PAGE

COVERED PERSON(S) AS OF	[John Doe]
CONTRACT DATE:	[Jane Doe]
[PURCHASE PAYMENT RESTRICTION:	Subsequent Purchase Payments are permitted prior to the Covered Person’s [81st birthday]. Any Subsequent Purchase Payments restrictions will remain in effect until this Rider is terminated unless We provide advance notice to You.]
INVESTMENT REQUIREMENTS:

Purchase Payments and any Spousal Beneficiary Continuation contribution must be allocated by You in accordance with the investment options required by Us, which includes a mandatory allocation of Purchase Payments and any Spousal Beneficiary Continuation contribution, to the Secure Value Account, as shown below. We will notify You of any change(s) to the permitted investment options.

SECURE VALUE ACCOUNT ALLOCATION:	[20%] of Purchase Payment(s) and any Spousal Beneficiary Continuation contribution.
RIDER FEE:	The Rider Fee is calculated each Contract Quarter as described below.
The Initial Annual Rider Fee Rate shown in the table below is guaranteed not to change for the [first Contract Year] and will be [0.40%] ([1.60%] / 4) each Contract Quarter.
The Rider Fee Rate can increase or decrease each Contract Quarter, subject to the minimums and maximums in the table below:
	Initial Annual Rider Fee Rate	Minimum Annual Rider Fee Rate	Maximum Annual Rider Fee Rate	Maximum Annualized Rider Fee Rate Increase or Decrease Each Contract Quarter*
	[1.60%]	[0.60%]	[2.50%]	+/- [0.40%]
*The Annual Rider Fee Rate can increase or decrease no more than [0.10%] each quarter ([0.40%/4]).

Rider Fee Calculation: On each Contract Quarter Anniversary, the Rider Fee amount is calculated as the Rider Fee Rate multiplied by the [sum of Purchase Payment(s) allocated as of that Contract Quarter Anniversary and reduced based on the application of the Adjustment Factor for Withdrawals that are taken as of that Contract Quarter Anniversary]. The resulting Rider Fee amount is deducted from the Contract Value allocated to the Variable Portfolios starting on the [1st ] Contract Quarter.

After the [first Contract Year] and on each Contract Quarter Anniversary, We will (1) deduct the Rider Fee in effect for the previous Contract Quarter; and (2) determine the Rider Fee Rate applicable to the next Contract Quarter for the upcoming quarterly fee deduction.

INCOME GROWTH PERIOD:	The Income Growth Period ends on the [Activation Date].
INCOME GROWTH RATE:	[5.00%]
EARLIEST CANCELLATION DATE OF THIS RIDER:	[5th Contract Anniversary]
NEW COVERED PERSON AGE REQUIREMENTS:	Minimum: [45] as of the Contract Date Maximum: [80] as of the New Covered Person change date

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INCOME PERCENTAGES FOR LIFETIME INCOME
Covered Person(s) Age as of Contract Date and/or upon	Income Percentage[2]
allocation of Subsequent Purchase Payment, if applicable[1]	One Covered Person	Two Covered Persons
[Age 45 and older but before Age 46]	[3.00%]	[2.50%]
[Age 46 and older but before Age 47]	[3.10%]	[2.60%]
[Age 47 and older but before Age 48]	[3.20%]	[2.70%]
[Age 48 and older but before Age 49]	[3.30%]	[2.80%]
[Age 49 and older but before Age 50]	[3.40%]	[2.90%]
[Age 50 and older but before Age 51]	[3.50%]	[3.00%]
[Age 51 and older but before Age 52]	[3.60%]	[3.10%]
[Age 52 and older but before Age 53]	[3.70%]	[3.20%]
[Age 53 and older but before Age 54]	[3.80%]	[3.30%]
[Age 54 and older but before Age 55]	[3.90%]	[3.40%]
[Age 55 and older but before Age 56]	[4.00%]	[3.50%]
[Age 56 and older but before Age 57]	[4.10%]	[3.60%]
[Age 57 and older but before Age 58]	[4.20%]	[3.70%]
[Age 58 and older but before Age 59]	[4.30%]	[3.80%]
[Age 59 and older but before Age 60]	[4.40%]	[3.90%]
[Age 60 and older but before Age 61]	[4.50%]	[4.00%]
[Age 61 and older but before Age 62]	[4.60%]	[4.10%]
[Age 62 and older but before Age 63]	[4.70%]	[4.20%]
[Age 63 and older but before Age 64]	[4.80%]	[4.30%]
[Age 64 and older but before Age 65]	[4.90%]	[4.40%]
[Age 65 and older but before Age 66]	[5.00%]	[4.50%]
[Age 66 and older but before Age 67]	[5.05%]	[4.55%]
[Age 67 and older but before Age 68]	[5.10%]	[4.60%]
[Age 68 and older but before Age 69]	[5.15%]	[4.65%]
[Age 69 and older but before Age 70]	[5.20%]	[4.70%]
[Age 70 and older but before Age 71]	[5.25%]	[4.75%]
[Age 71 and older but before Age 72]	[5.30%]	[4.80%]
[Age 72 and older but before Age 73]	[5.35%]	[4.85%]
[Age 73 and older but before Age 74]	[5.40%]	[4.90%]
[Age 74 and older but before Age 75]	[5.45%]	[4.95%]
[Age 75 and older but before Age 76]	[5.50%]	[5.00%]
[Age 76 and older but before Age 77]	[5.55%]	[5.05%]
[Age 77 and older but before Age 78]	[5.60%]	[5.10%]
[Age 78 and older but before Age 79]	[5.65%]	[5.15%]
[Age 79 and older but before Age 80]	[5.70%]	[5.20%]
[Age 80 and older]	[5.75%]	[5.25%]

1 If there are two Covered Persons, the Income Percentage is based on the Age of the younger Covered Person. See “COVERED PERSON(S) AGE” and “INCOME PERCENTAGE” under RIDER DEFINITIONS.

[2] The Income Percentage referenced corresponds to the Covered Person’s Age upon allocation of each Subsequent Purchase Payment and is used to calculate the Guaranteed Lifetime Income Percentage based on the amount of each Subsequent Purchase Payment. See Calculation of the Guaranteed Lifetime Income Percentage under RIDER PROVISIONS for more details.

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RIDER DEFINITIONS

ACTIVATION DATE

The date chosen by You to commence withdrawals of the GLIA. The date must be provided to Us In Writing.

ADJUSTMENT FACTOR

A proportional reduction to various components described in this Rider used to calculate Your Lifetime Income resulting from Withdrawals taken prior to the Activation Date and taking Excess Withdrawals on or after the Activation Date.

CONTRACT ANNIVERSARY

The date that occurs on the same month and date as the Contract Date each Contract Year. The first Contract Anniversary is one (1) year after the Contract Date on the same month and date of the following Contract Year. The Contract Date is considered a Contract Anniversary for the first Contract Year.

CONTRACT QUARTER

Each consecutive 3-month period starting on the Contract Date.

CONTRACT QUARTER ANNIVERSARY

The date following each consecutive 3-month period starting on the Contract Date. If a Contract Quarter Anniversary has no corresponding date the Contract Quarter Anniversary will be the following day.

COVERED PERSON(S)

The person(s) whose lives are used to determine the Income Percentage and the GLIA. If there are two Covered Persons, they must be each other’s spouse.

COVERED PERSON(S) AGE

The Covered Person’s age as of the Covered Person’s last birthday. If there are two Covered Persons, the age of the younger Covered Person is used.

EXCESS WITHDRAWAL(S)

The portion of any Withdrawal taken by You on and after the Activation Date that causes cumulative Withdrawals in a Contract Year to exceed the greater of 1) the GLIA for that Contract Year; or 2) if applicable, the Required Minimum Distribution (RMD) amount.

GUARANTEED LIFETIME INCOME AMOUNT (GLIA)

While the Covered Person(s) are living, the GLIA is the maximum amount of withdrawals taken by You and/or payments made by Us each Contract Year on and after the Activation Date. Any Withdrawals taken above the GLIA are considered Excess Withdrawals.

GUARANTEED LIFETIME INCOME PERCENTAGE (GLIP)

A component used to determine the GLIA as described in this Rider.

HIGHEST DAILY VALUE

The Highest Daily Value is based on the highest Contract Value achieved on any Business Day as described in this Rider.

INCOME GROWTH AMOUNT (IGA)

A component used to determine any increases to the GLIA during the Income Growth Period. The Income Growth Amount is not added to the Contract Value or any other benefits under the Contract.

INCOME GROWTH PERIOD

The period of time, as shown on the RIDER DATA PAGE, over which the Income Growth Amount is used to determine any increases to the GLIA.

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INCOME GROWTH RATE (IGR)

The percentage shown on the RIDER DATA PAGE, used to determine the Income Growth Amount during the Income Growth Period.

INCOME PERCENTAGE

Income Percentages as shown on the RIDER DATA PAGE which are used to determine the GLIP.

LIFETIME INCOME

Amounts You receive from Us on and after the Activation Date made up of withdrawals and payments of the GLIA.

NEW COVERED PERSON

A spouse of the Covered Person that is added to this Rider after the Contract Date, but on or before the Activation Date, who meets the New Covered Person Age Requirements, as shown on the RIDER DATA PAGE. All other terms and conditions described in this Rider apply to the New Covered Person.

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RIDER PROVISIONS

This Rider is designed to pay a guaranteed income stream through a series of withdrawals taken by You and/or payments made by Us over the lifetime of the Covered Person(s) even if the entire Contract Value has been reduced to zero, subject to the following provisions.

ACTIVATION OF LIFETIME INCOME

You can request to start receiving Your Lifetime Income at any time prior to the Latest Annuity Date as shown on the Contract Data Page. To activate Lifetime Income, You must name the Covered Person(s) and provide Us Your Activation Date In Writing. Lifetime Income under this Rider will take effect on the Activation Date per Your instructions and all future Withdrawals on and after the Activation date that are not considered Excess Withdrawals, are deemed to be Lifetime Income under this Rider. Covered Person(s) cannot be changed for any reason after the Activation Date. A Written Notice will be sent to You confirming the details related to Your Activation Date request.

Changes Permitted on Activation Date

You may make one of the following changes In Writing with Your Activation Date request:

1.	If there is one Covered Person referenced on the RIDER DATA PAGE, add a New Covered Person; or

2.	If there are two Covered Persons referenced on the RIDER DATA PAGE, remove one Covered Person; or

3.	If there are two Covered Persons referenced on the RIDER DATA PAGE, change one of the Covered Persons to a New Covered Person.

These changes are permitted only once on the Activation Date, unless You experience a Life Change Event, as described below. At least one of the original Covered Person(s) as of Contract Date, as referenced on the RIDER DATA PAGE, must remain as one of the Covered Persons on the Activation Date, except as described below in Life Change Events and Impact to Lifetime Income.

If a change is made, as described above in Changes Permitted on Activation Date or below in Life Change Events and Impact to Lifetime Income, it could result in a change to the Income Percentage(s) used to calculate the GLIA. If such change is made, then the GLIA may be recalculated using the applicable Income Percentage(s) based on a New Covered Person’s Age as of the Contract Date and their Age upon allocation of any Subsequent Purchase Payments.

Prior to termination of this Rider as described in Termination of This Guaranteed Lifetime Income Rider below, the following parameters apply to the Contract to which this Rider is attached:

1.	If naturally owned with one Covered Person, the Covered Person is the Owner who is also the Annuitant.

2.	If naturally owned with two Covered Persons, one of the Covered Persons must be the Owner who is also the Annuitant and the second Covered Person must be:

a.	the Joint Owner who is also the Joint Annuitant; and/or

b.	the Spousal Beneficiary.

3.	If non-naturally owned with one Covered Person, the Covered Person is the Annuitant.

4.	If non-naturally owned with two Covered Persons, one of the Covered Persons must be the Annuitant and the second Covered Person must be:

a.	the Joint Annuitant; and/or

b.	the Spousal Beneficiary.

5.	A New Covered Person added to this Rider must also be:

a.	the Joint Owner and/or Joint Annuitant; and/or

b.	the Spousal Beneficiary.

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TYPES OF WITHDRAWALS AND IMPACT TO LIFETIME INCOME

Withdrawals taken under this Rider are treated like any other Withdrawal under the Contract for the purposes of calculating Contract Value, including any charges applicable to such Withdrawals and any other benefits under the Contract. Different types of withdrawals and the impact of each type of withdrawal are described below:

Withdrawals Taken Prior to the Activation Date

You may take Withdrawals at any time prior to the Activation Date. These Withdrawals are not considered Withdrawals of Lifetime Income. In any Contract Year during the Withdrawal Charge period, Withdrawal Charges will apply to the portion of the Withdrawal amount that exceeds the Penalty-Free Withdrawal amount as described in the Contract to which this Rider is attached. Withdrawals taken prior to the Activation Date impact Your future Lifetime Income as described below.

Impact of Withdrawals Taken Prior to the Activation Date

Any Withdrawal, including Required Minimum Distributions, taken in a Contract Year reduces the components listed below used in future calculations of the GLIA based on the application of the Adjustment Factor as described below.

Adjustment Factor Components and Formula Prior to the Activation Date

Purchase Payments, Highest Daily Value, GLIA, and the Income Growth Amount prior to each Withdrawal are multiplied by (a) and divided by (b), where:

(a)	is the Contract Value immediately after the Withdrawal; and

(b)	is the Contract Value immediately preceding such Withdrawal.

Withdrawals Taken On and After the Activation Date

On and after the Activation Date, all Withdrawals, except Excess Withdrawals, are deemed to be withdrawals of Lifetime Income. Withdrawal Charges do not apply to withdrawals of Lifetime Income up to the GLIA but may apply to any Excess Withdrawals taken during the Withdrawal Charge period.

Notwithstanding any provision in the Contract to the contrary, if a partial withdrawal on or after the Activation Date is not an Excess Withdrawal, and the amount of the partial withdrawal reduces Your Contract Value below the Minimum Amount Remaining After Any Partial Withdrawal, We will not treat the partial withdrawal of Lifetime Income as a request for a full surrender while this Rider is in effect (see If Your Contract Value is Reduced to Zero below).

Impact of Withdrawals Taken On and After the Activation Date

There is no impact to Lifetime Income provided any Withdrawal does not exceed the greater of the GLIA or the Required Minimum Distribution amount (See Required Minimum Distributions (RMDs) below).

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Excess Withdrawals Taken On and After the Activation Date

Excess Withdrawals are not considered Withdrawals of Lifetime Income. Excess Withdrawals taken on and after the Activation Date impact Your future Lifetime Income as described below.

EXCESS WITHDRAWALS IMPACT TO LIFETIME INCOME

● Excess Withdrawals reduce future Lifetime Income under this Rider. Excess Withdrawals may reduce the future Lifetime Income by more than the amount of the Excess Withdrawal.

● Any Excess Withdrawal in a Contract Year reduces the components listed below used in future calculations of the GLIA based on the application of the Adjustment Factor as shown below.

Adjustment Factor Components and Formula
Purchase Payments, Highest Daily Value, and GLIA prior to each Excess Withdrawal are multiplied by (a) and divided by (b), where:

(a) is the Contract Value immediately after the Excess Withdrawal; and

(b) is the Contract Value immediately preceding such Excess Withdrawal.

As a result of a reduction of these components, Lifetime Income will be reduced in subsequent years.

● If Your Contract Value is reduced to zero due to an Excess Withdrawal, no further benefits will be payable under this Rider or the Contract, and Your Contract along with this Rider will terminate.

● If You have any questions regarding whether a potential Withdrawal would reduce future Lifetime Income, please call Our Annuity Service Center.

Required Minimum Distributions (RMDs)

This provision applies only to the Contract to which this Rider is attached.

If You are taking RMDs on and after the Activation Date and the RMD amount, based solely on the Contract to which this Rider is attached and as calculated by Us for the current calendar year, is greater than the most recently calculated GLIA in that Contract Year, no portion of the RMD amount will be treated as an Excess Withdrawal. However, if the RMD amount is greater than the GLIA, any portion of a Withdrawal in a Contract Year that exceeds the RMD amount will be considered an Excess Withdrawal.

FEE FOR THIS RIDER

The Rider Fee is as shown on the RIDER DATA PAGE.

CALCULATION OF THE GUARANTEED LIFETIME INCOME PERCENTAGE (GLIP)

The GLIP is used to determine the GLIA. Income Percentages referenced in the Income Percentages for Lifetime Income table on the RIDER DATA PAGE are used to determine the GLIP as described below.

The GLIP applicable to the initial Purchase Payment is equal to the Income Percentage that corresponds to the Covered Person(s) Age as of the Contract Date. If Subsequent Purchase Payments are allocated after the Contract Date, the newly calculated GLIP will be based on the Income Percentage that corresponds to the Covered Person(s) Age upon allocation of each corresponding Purchase Payment and the amount of such Subsequent Purchase Payment in a weighted average as shown in the formula below:

GLIP =	PP1 x IP1 + PP2 x IP2 + … + PPn x IPn
PP1 + PP2 + … + PPn

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Where:

PPn = nth Subsequent Purchase Payment

IPn = Income Percentage based on age when nth Subsequent Purchase Payment is allocated

Example
Initial Purchase Payment of $250,000 and 4.00% Income Percentage
Subsequent Purchase Payment of $100,000 and 4.60% Income Percentage

GLIP = (250,000 x 4.00% + 100,000 x 4.60%) / (250,000 + 100,000) = 4.17%

CALCULATION OF GUARANTEED LIFETIME INCOME AMOUNT (GLIA)

The GLIA is initially equal to the initial Purchase Payment multiplied by the applicable GLIP and may increase as a result of allocation of Subsequent Purchase Payments, the Income Growth Amount, or attainment of a new Highest Daily Value and decrease as a result of Withdrawals that are taken prior to the Activation Date and/or for Excess Withdrawal(s) taken on and after the Activation Date as described in this Rider.

If You choose to take less than the GLIA in any Contract Year, You may not carry over the unused amount of Lifetime Income to subsequent Contract Years.

The Guaranteed Lifetime Income Amount is separate from Your Contract Value. The Guaranteed Lifetime Income Amount is not payable as a death benefit.

Calculation of the GLIA Prior to the Activation Date

The GLIA on any Contract Anniversary prior to the Activation Date is equal to the greater of (a) or (b) where:

(a)	is the GLIA plus the Income Growth Amount.

Income Growth Amount (IGA)

During the Income Growth Period, the Income Growth Amount is an amount that may be added to the GLIA on Contract Anniversaries and as a pro-rated amount on the Activation Date. The IGA is calculated using the Income Growth Rate (IGR) shown on the RIDER DATA PAGE, is increased as a result of allocation of Subsequent Purchase Payments, and is determined by the formulas shown below. The IGA is decreased by the Adjustment Factor as described above in Types of Withdrawals and Impact to Lifetime Income.

Initial Income Growth Amount (IGA):

IGA = PP1 x IP1 x IGR

Where:

PP1 = Purchase Payment on Contract Date

IP1 = Income Percentage on Contract Date

Income Growth Amount when a Subsequent Purchase Payment is allocated:

IGA = IGAt–1 + (PPt x IPt x IGR) x	N
Y

Where:

IGAt-1 = IGA immediately prior to Subsequent Purchase Payment at time t

PPt = Subsequent Purchase Payment at time t

IPt = Income Percentage based on Age at time t

N = Number of days between allocation of Subsequent Purchase Payment and next Contract Anniversary

Y = Number of days between prior and next Contract Anniversaries

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The IGA after the next Contract Anniversary following allocation of Subsequent Purchase Payment is no longer pro-rated for such Subsequent Purchase Payment as follows:

IGA = IGAt–1 + (PPt x IPt x IGR)

(b)	is the Highest Daily Value multiplied by the GLIP.

Highest Daily Value

The Highest Daily Value prior to the Activation Date is increased by the amount of any allocated Subsequent Purchase Payment and decreased by the Adjustment Factor as described above in Types of Withdrawals and Impact to Lifetime Income.

Calculation of the GLIA On and After the Activation Date

If the Activation Date is on a Contract Anniversary: calculation of the GLIA is the same as described above in Calculation of the GLIA Prior to the Activation Date.

If the Activation Date is not a Contract Anniversary: the GLIA is equal to the greater of (a) or (b) where:

(a)	is the GLIA plus the pro-rated Income Growth Amount.

Pro-rated Income Growth Amount Calculation

If the Activation Date occurs between Contract Anniversaries, We will calculate a pro-rated IGA. The pro-rated IGA is calculated by multiplying the current IGA by the number of days between the prior Contract Anniversary and the Activation Date, divided by the number of days between the prior and next Contract Anniversaries.

Upon expiration of the Income Growth Period as shown on the RIDER DATA PAGE, use of the Income Growth Amount to calculate the GLIA no longer applies. However, the GLIA can continue to increase based on the Highest Daily Value as described below.

(b)	is the Highest Daily Value multiplied by the GLIP.

Highest Daily Value

The Highest Daily Value after the Activation Date is no longer determined each Business Day and instead is determined as follows:

●

First look-back: On the Contract Anniversary following the Activation Date, the highest Contract Value achieved since the Activation Date (unless an Excess Withdrawal is taken), which includes any Subsequent Purchase Payments and any decreases based on the Adjustment Factor resulting from any Excess Withdrawals taken since the Activation Date.

●

After the first look-back: On each Contract Anniversary after the first look-back, the highest Contract Value achieved during the prior Contract Year (unless an Excess Withdrawal is taken), which includes any Subsequent Purchase Payments and any decreases based on the Adjustment Factor resulting from any Excess Withdrawals taken since the prior Contract Anniversary.

If an Excess Withdrawal is taken: on the Contract Anniversary following any Excess Withdrawal, only Contract Values that occurred after the date of any Excess Withdrawals are used to determine the Highest Daily Value.

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IF YOUR CONTRACT VALUE IS REDUCED TO ZERO

Prior to the Activation Date

If Your Contract Value is reduced to zero due to any Withdrawal, no further benefits will be payable under this Rider or the Contract, and Your Contract along with this Rider will terminate.

On and after the Activation Date

If Your Contract Value is reduced to zero for reasons other than an Excess Withdrawal, We will continue to make payments of the GLIA to You over the remaining lifetime of the Covered Person(s). The GLIA will be divided equally and paid on a monthly frequency until the date of the death(s) of the Covered Person(s). In addition, all other benefits under the Contract will be terminated and no death benefit will be payable.

If an Excess Withdrawal reduces Your Contract Value to zero, no further benefits will be payable under this Rider or the Contract. Your Contract along with this Rider will terminate as described in Termination of This Guaranteed Lifetime Income Rider.

LIFE CHANGE EVENTS AND IMPACT TO LIFETIME INCOME

Prior to the Activation Date, if any of the following events require You to make a Covered Person change, You must provide Us notice In Writing:

1.	If there is one Covered Person, add a New Covered Person; or

2.	If the Covered Persons are no longer each other’s spouses as a result of a divorce, remove one Covered Person; or

3.	Upon death of one of the Covered Persons, remove that Covered Person.

Impact of Divorce to GLIA

Prior to the Activation Date

If there are two Covered Persons, and as a result of a divorce, one Covered Person is removed, this Rider will remain as part of the Contract to which it is attached as long as all other terms and conditions in this Rider continue to be met; however, the Income Percentage(s) used to determine the applicable GLIP(s) for each Purchase Payment received by Us to calculate the GLIA will then be based on only the Covered Person that remains, unless You add a New Covered Person as described within this provision or Changes Permitted on Activation Date above.

On and After the Activation Date

If there are two Covered Persons, and as a result of a divorce, one Covered Person is removed, this Rider will remain as part of the Contract to which it is attached as long as all other terms and conditions described in this Rider continue to be met. Lifetime Income will then be guaranteed for the life of only the Covered Person that remains. However, the Income Percentage(s) based on the two Covered Persons named by You on the Activation date and the Covered Person(s) Age used to determine the applicable GLIP(s) for each Purchase Payment received by Us to calculate the GLIA on the Activation Date will not change.

Impact of Death to Lifetime Income

This Rider provides the following options for Your named Beneficiary or Spousal Beneficiary upon the death of a Covered Person who is also an Owner (Annuitant if the Owner is a non-natural entity).

Prior to the Activation Date – One Covered Person (No Spousal Beneficiary)

If there is one Covered Person and that person dies, and there is no Spousal Beneficiary, a death benefit amount as described in the Contract to which this Rider is attached will be paid to the Beneficiary. The payment of such death benefit terminates this Rider.

Prior to the Activation Date – One Covered Person (Spousal Beneficiary)

If there is one Covered Person and that person dies, and there is a Spousal Beneficiary, the Spousal Beneficiary may elect to either:

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1.	Receive a death benefit amount as described in the Contract to which this Rider is attached, which will terminate this Rider; or

2.	Continue the Contract as the Owner, and this Rider as the sole Covered Person, provided the Spousal Beneficiary meets the New Covered Person Age Requirements, as shown on the RIDER DATA PAGE.

If the Spousal Beneficiary elects to continue the Contract and this Rider, the Contract Date will not change. The Spousal Beneficiary is named the New Covered Person and Lifetime Income will be based only on the New Covered Person’s Age as of the Contract Date and attained Age for any additional Purchase Payments received by Us. The New Covered Person may not add another New Covered Person to this Rider, but may name a new Beneficiary under the Contract. Upon the death of the New Covered Person this Rider will terminate.

Prior to the Activation Date – Two Covered Persons (Spousal Beneficiary)

If there are two Covered Persons, upon the first Covered Person’s death, if that person is also an Owner (“Joint Owner” or “Joint Annuitant” if the Owner is a non-natural entity), the surviving Covered Person who is the Spousal Beneficiary may elect to either:

1.	Receive a death benefit amount as described in the Contract which will terminate this Rider; or
2.	Continue the Contract as the Owner and this Rider as the sole Covered Person.

If this Rider is continued, it will remain as part of the Contract to which it is attached. The surviving Covered Person, who is continuing the Contract as the Owner, may not add another New Covered Person to this Rider, but may name a new Beneficiary under the Contract. If the surviving Covered Person elects to continue the Contract and this Rider, the Contract Date will not change. The Income Percentage(s) for each Purchase Payment will then be based on only this surviving Covered Person. Upon the death of this surviving Covered Person, this Rider will terminate.

If there are two Covered Persons and the Covered Person who is not an Owner dies, this Rider remains a part of the Contract to which it is attached, but the Income Percentage(s) used to determine the GLIA will be based on only the Age of the Covered Person that remains under this Rider, unless You add a New Covered Person as described within this provision and above in Changes Permitted on Activation Date.

On and After the Activation Date – One Covered Person

If there is one Covered Person, and that person dies, this Rider will terminate.

On and After the Activation Date – Two Covered Persons (Spousal Beneficiary)

If there are two Covered Persons, upon the first Covered Person’s death, if that person is also an Owner (“Joint Owner” or “Joint Annuitant” if the Owner is a non-natural entity), the surviving Covered Person who is the Spousal Beneficiary may elect to either:

1.	Receive a death benefit amount as described in the Contract, which will terminate this Rider; or

2.	Continue the Contract as the Owner and this Rider as the sole Covered Person.

If this Rider is continued, it will remain as part of the Contract to which it is attached as long as all other terms and conditions described in this Rider continue to be met. The surviving Covered Person, who is the Owner, may not add a New Covered Person to this Rider, but may name a new Beneficiary under the Contract. If the surviving Covered Person elects to continue the Contract and this Rider, the Contract Date will not change. Lifetime Income will be guaranteed for the life of only the Covered Person that remains under this Rider. However, the Income Percentage(s) based on the two Covered Persons named by You on the Activation Date and the Covered Person(s) Age used to determine the applicable GLIP(s) for each Purchase Payment received by Us to calculate the GLIA on the Activation Date will not change. Upon the death of the surviving Covered Person this Rider will terminate.

If there are two Covered Persons and a Covered Person who is not an Owner dies, this Rider remains as part of the Contract as long as all other terms and conditions described in this Rider continue to be met. Lifetime Income will then be guaranteed for the life of only the Covered Person that remains under this Rider. However, the Income Percentage(s) based on the two Covered Persons named by You on the Activation Date and the Covered Person(s)

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Age used to determine the applicable GLIP(s) for each Purchase Payment received by Us to calculate the GLIA on the Activation Date will not change. Upon the death of the surviving Covered Person, this Rider will terminate.

Evidence of Marital Status and Survival of Covered Person(s)

We may require satisfactory evidence of the marital status of the Covered Persons upon receipt of a life change event request as described above in Life Change Events and Impact to Lifetime Income, as of the Activation Date, and upon the first death if the surviving Covered Person, who is the Spousal Beneficiary, elects to continue this Rider.

We may require that satisfactory proof of marital status and/or continued survival is received by Us prior to payment of Lifetime Income. If there are two Covered Persons, termination of Lifetime Income guaranteed for the life of one of the Covered Persons does not impact any other terms and conditions of this Rider for the remaining Covered Person.

LATEST ANNUITY DATE

On the Latest Annuity Date if the Contract Value is greater than zero, You must select one of the following Options:

Option 1. Annuitize by selecting from the choices below:

A.

Elect to begin one of the Annuity Income Payment Options set forth in Your Contract. If You choose this option, We will apply the Contract Value to provide annuity income payments as described under the Annuity Provisions of Your Contract; or

B.

Elect to receive Lifetime Income under this Rider by means of an Annuitization while the Covered Person(s) last named by You In Writing are living. If You have already activated Lifetime Income under this Rider, You will continue to receive Lifetime Income by means of an Annuitization as described below. If You have not yet activated Lifetime Income under this Rider, You may activate Lifetime Income by means of an Annuitization as described under the Annuity Provisions of Your Contract or as described below.

Annuitization under this Rider: Annuitize the Contract and elect to receive the GLIA for a fixed period, subject to any applicable IRC limitations, while You are alive.

The fixed period is determined by dividing a) by b), where:

a) Is the Contract Value as of the Latest Annuity Date; and

b) Is the applicable GLIA.

After this fixed period ends, You will continue to receive the same GLIA divided equally and paid on the same frequency selected by You until the death(s) of the Covered Person(s).

If death of the surviving Covered Person occurs during the fixed period, and subject to modification to comply with any applicable IRC limitations, any remaining annuity income payments under this Rider that would have otherwise been payable during this fixed period will be paid to the Beneficiary; or

Option 2. Fully surrender Your Contract.

An election under Option 1 converts Your Contract Value or GLIA to an Annuitization payable through a series of payments as described above. Once the selected Annuitization begins, all other benefits under the Contract, with the exception of payment of the GLIA, will be terminated, transfers may no longer be made, a death benefit is no longer payable, and the Rider Fee will no longer be deducted. If You do not select an option listed above by the Latest Annuity Date, We will automatically begin making Lifetime Income payments in accordance with Option 1.B. above, divided equally and paid on a monthly frequency until the death(s) of the Covered Person(s) last named by You In Writing.

In addition to the options described above, You may select from other payment options We may make available to You on the Latest Annuity Date.

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SECURE VALUE ACCOUNT ALLOCATION(S)

If applicable, Secure Value Account Allocation(s) is/are required only while the Rider is in effect. Amounts allocated to the Secure Value Account(s) are not subject to the Separate Account Charge. Amounts allocated to the Secure Value Account(s) may not be transferred to any other investment option as long as the Rider is in effect and We will not rebalance amounts allocated to the Secure Value Account(s) in accordance with the automatic asset rebalancing program. You may not transfer into or out of the Secure Value Account(s). You may not request the entire amount of any withdrawal to be deducted solely from the Secure Value Account(s). Rather, any withdrawal reduces the amount invested in the Secure Value Account(s) in the same proportion that the withdrawal reduces the Contract Value.

INVESTMENT REQUIREMENTS

If applicable, in addition to the Secure Value Account Allocation, while the Rider is in effect, We require that You allocate Your Purchase Payment(s) and Spousal Beneficiary Continuation contribution, if applicable, and Contract Value in accordance with established requirements stated in the Prospectus. We require enrollment in a quarterly automatic asset rebalancing program that complies with the investment requirements. In addition to quarterly asset rebalancing, We will initiate rebalancing in accordance with Your most current and compliant automatic asset rebalancing instructions on file after any withdrawal or transfer You initiate.

PERIODIC REPORT

At least once during each Contract Year, We will send You a statement of the account activity of this Rider. The statement shall contain information regarding the upcoming quarterly Rider Fee Rate and GLIA.

CANCELLATION OF THIS RIDER

You may cancel this Rider as detailed below on or after the Earliest Cancellation Date of this Rider, as shown on the RIDER DATA PAGE, unless You surrender Your Contract, which may subject Your Contract to Withdrawal Charges. This Rider may not be re-elected or reinstated after a cancellation.

Cancellation Effective Date

You may cancel this Rider by Written request at any time. If Your Written request is received:

1.	On or before the Earliest Cancellation Date of this Rider, the cancellation is effective on the Earliest Cancellation Date of this Rider;

2.	In any Contract Year after the Earliest Cancellation Date of this Rider, the cancellation is effective on the next Contract Quarter Anniversary following Our receipt of Your Written request.

The final Rider Fee is deducted on the Contract Quarter Anniversary when the cancellation is effective, and thereafter You will no longer be charged the Rider Fee.

TERMINATION OF THIS GUARANTEED LIFETIME INCOME RIDER

This Rider and the Rider Fee will terminate automatically and Lifetime Income will stop upon the occurrence of one of the following:

1.	Death of the Covered Person as described above in Impact of Death to Lifetime Income; or

2.	Payment of a death benefit; or

3.	The Contract is annuitized; or

4.	Reduction of the Contract Value to zero due to any Withdrawal prior to the Activation Date; or

5.	Reduction of the Contract Value to zero due to an Excess Withdrawal; or

6.	Any change that removes all of the original Covered Persons from the Contract except as described above in Impact of Death to Lifetime Income (Prior to the Activation Date); or

7.	Cancellation or surrender of the Contract for any reason which may subject You to applicable Withdrawal Charges; or

8.	You elect to cancel this Rider as provided above.

On the termination effective date, amounts allocated to the Secure Value Account will be automatically transferred to a 1-Year Fixed Account option, if available, or a money market or similar portfolio. Purchase Payments may no longer be allocated to the Secure Value Account after termination. From the day following the automated transfer, You may transfer

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this amount to another available investment option under the Contract for a period of 90 days during which the transfer will not count against the annual number of free transfers or incur a transfer fee.

If You surrender Your Contract while Your Contract Value is greater than zero, We will assess a pro-rated charge for the Rider Fee applicable to the Contract Quarter in which the surrender occurs before the end of a Contract Quarter. The prorated charge is calculated by multiplying the Rider Fee by the number of days between the date when the prior Rider Fee was last assessed and the date of surrender, divided by the number of days between the prior and the next Contract Quarter Anniversaries. Thereafter, You will no longer be charged a Rider Fee.

Signed for the Company to be effective on the Contract Date.

THE AMERICAN GENERAL LIFE INSURANCE COMPANY

© American International Group, Inc. All Rights Reserved.

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